Exhibit 99.1

H&Q HEALTHCARE INVESTORS

ANNOUNCES APPROVAL OF DECLARATION AMENDMENT

BOSTON, MA, July 8, 2011—H&Q Healthcare Investors (NYSE: HQH) (the “Fund”) announced today that the Fund’s shareholders approved an amendment to the Fund’s Amended and Restated Declaration of Trust (the “Declaration Amendment”) at its annual meeting.  The Declaration Amendment removes certain limitations on the Trustees’ authority to cause the Fund to repurchase its shares.

H&Q Healthcare Investors is a closed-end fund that invests in public and private companies in the healthcare industry. Hambrecht & Quist Capital Management LLC, based in Boston, serves as Investment Adviser to the Fund. Shares of the Fund can be purchased on the New York Stock Exchange through any securities broker.

For more information about H&Q Healthcare Investors, please visit www.hqcm.com.